UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2013

FORTEGRA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 001-35009

Delaware	58-1461399
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10151 Deerwood Park Boulevard, Building 100, Suite 330 Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

(866)-961-9529
Registrant's telephone number, including area code

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
On January 15, 2013, Fortegra Financial Corporation (the "Company") committed to a plan to consolidate the Company's fulfillment, claims administration and information technology functions for all its insurance related products (the "Plan"). Prior to the Plan, such functions resided in the Company's individual business units. The decision is part of the Company's efforts to streamline its operations, focus its resources and provide first in class service to its customers. When fully implemented, approximately 40 employee and contract positions will be eliminated.
The Company estimates the Plan pre-tax costs will range from approximately $1.3 million to $1.7 million, including approximately $1.1 million to $1.3 million of cash payments under existing employment agreements and severance arrangements and approximately $0.2 million to $0.4 million of other cash costs, such as legal, relocation and information technology. Management expects that substantially all the costs will be recorded in the first quarter of 2013 and paid during 2013.
The Company estimates that the Plan will result in annual pre-tax savings of approximately $4.0 million, a substantial majority of which is expected to commence in the first quarter of 2013.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 14, 2013, the employment arrangement between the Company and Alex Halikias, Executive Vice President and President of Consecta terminated in accordance with Section 7.02 of the Executive Employment and Non-Competition Agreement, dated January 1, 2011 (the "Agreement"), between Mr. Halikias and the Company. The Agreement, which was filed with the Securities and Exchange Commission on May 15, 2012 as Exhibit 10.38 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2012, is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortegra Financial Corporation

Date: January 18, 2013	By:	/s/ Christopher D. Romaine
	Name:	Christopher D. Romaine
	Title:	Senior Vice President, General Counsel and Secretary